Exhibit 99.1

MICHAEL SINGER JOINS RAMIUS AS CHIEF EXECUTIVE OFFICER

Tom Strauss to Become Chairman of Ramius and Vice-Chairman of Cowen Group, Inc.

NEW YORK, NY, December 10, 2012 — Ramius LLC, the investment management subsidiary of Cowen Group, Inc. (“Cowen”) (NASDAQ: COWN), today announced that Michael Singer has joined Ramius as Chief Executive Officer reporting to Peter Cohen.  In his role, Mr. Singer will be responsible for overseeing and managing the day-to-day operations of Ramius.  Thomas Strauss will become Chairman of Ramius and Vice-Chairman of Cowen Group, Inc., with a focus on expanding global relationships and partnerships in the asset management business.

Peter Cohen, Chairman and Chief Executive Officer of Cowen Group, Inc. said, “We are very pleased to have Michael join us as we accelerate the build out of the Ramius platform.  Michael has an exceptionally strong and diverse background in alternative asset management, and he will focus on expanding our current suite of products and broadening our platform with new strategies and teams.  Tom will dedicate his time on further developing the Firm’s strategic relationships, distribution channels and client management and work with me in advancing the development of our quantitative trading group.”

Tom Strauss added, “The Ramius platform has evolved tremendously over the last few years, from its historic multi-strategy approach to investing in a series of discrete strategies requiring very specific expertise which are relevant to the investment environment as we see it today.  As the industry has changed, Ramius responded to client demands for customized investment solutions and portfolio construction.  We also continue to be a leader within the industry in creating products and solutions that deliver increased liquidity and transparency.  Our goal is to continue to respond and adapt to the needs of our clients and to develop alternative investing solutions that create truly diversified and risk-adjusted portfolios.”

Michael Singer commented, “I am very excited to be joining Ramius, which has a reputation for its talented investment teams, innovative products, outstanding client service and strong culture.  The Ramius platform, offering a diverse array of liquid and illiquid alternative products, presently has core capabilities in credit, deep value equity, real estate, healthcare, risk arbitrage, systematic investing and hedge fund solutions.  I look forward to working with the Ramius team to develop core and niche products, incubate new teams and offer solutions to our clients in meeting their investment goals.”

Since the company’s founding in 1994, Ramius has grown into an alternative asset manager with more than $10.4 billion in assets under management, with offices in key financial centers around the world.

About Michael Singer

Prior to joining Ramius, Michael Singer most recently served as Head of Alternative Investments at Third Avenue Management.  In that role Mr. Singer was responsible for overseeing the development of Third Avenue’s alternative products business.

Before that, Mr. Singer was Co-President of Ivy Asset Management, a Fund of Hedge Funds business with over $14 billion in assets.  At Ivy, Mr. Singer established Ivy’s strategic plan and ran the firm’s day to day activities.

Mr. Singer began his career at Weiss, Peck & Greer where he spent nine years and served as Senior Managing Director overseeing day to day operations, new product development, client relationship management, hedge fund sales and marketing and risk functions.

Mr. Singer received a Bachelor of Science degree in accounting with honors from Penn State University and a Juris Doctorate from the Emory University School of Law.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative investment, investment banking, research, and sales and trading services through its two business segments:  Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company is its broker-dealer segment.  Its alternative investment products, solutions and services include hedge funds, replication products, managed futures funds, fund of funds, real estate and health care royalty funds.  Cowen and Company offers industry focused investment banking for growth-oriented companies, domain knowledge-driven research and a sales and trading platform for institutional investors. Founded in 1918, the firm is headquartered in New York and has offices located in major financial centers around the world.

About Ramius LLC

Ramius, the global alternative investment management business of Cowen Group, Inc., offers a broad range of investment solutions to institutions and private clients worldwide.  Founded in 1994, Ramius and affiliates manage $10.4 billion (as of October 1, 2012) across multiple asset classes and investing styles.  A significant portion of Cowen’s proprietary capital is managed by Ramius in strategies alongside its clients.

Contacts

Media:

Dan Gagnier/Carissa Ramirez

Sard Verbinnen & Co

212-687-8080